Exhibit 4.1

AMENDMENT

TO

WARRANT AGREEMENT

This Amendment is made and entered into as of January 26, 2026 (this “Amendment”), by and between USA Rare Earth, Inc., a Delaware corporation (the “Company”) and the undersigned holder (the “Warrant Holder”) of a warrant to purchase shares of common stock, par value $0.0001 per share, of the Company, initially exercisable on March 13, 2025 and expiring on March 13, 2030 (the “Warrant”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Warrant.

RECITALS:

WHEREAS, Section 3 of the Warrant contains provisions providing for the adjustment of the Exercise Price and the number of Warrant Shares in the event of certain issuances or deemed issuances of shares of Common Stock by the Company (the “Anti-Dilution Provisions”);

WHEREAS, the Company is proposing to raise additional capital pursuant to a “Government Financing,” as such term is defined below;

WHEREAS, in connection with a Government Financing, the Company desires to exempt Government Financing from the Anti-Dilution Provisions as set forth herein; and

WHEREAS, Section 5(l) of the Warrant provides that the Warrant may be modified, waived or amended or the provisions thereof waived with the written consent of the Company and the Warrant Holder.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment in Connection With Government Financing.

a.	Notwithstanding anything to the contrary in the Warrant, the term “Exempt Issuance” shall be amended and restated as follows:

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Business Combination Agreement or in connection with the transactions contemplated thereby, including the Series A Preferred Stock, this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant with an initial exercise price of $12.00 per share, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, provided that, in the aggregate, not more than 204,348 shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities, and (f) any securities issued by the Company pursuant to a Government Financing.

b.	Section 3(c) of the Warrant shall be amended by adding the following:

“Government Financing” means one or more financing transactions (i) with or involving the Federal Government of the United States of America (including one or more departments or agencies thereof) (the “U.S. Government”) involving the issuance to the U.S. Government of shares of Common Stock, warrants to purchase shares of Common Stock, other equity securities and/or debt instruments, and (ii) the issuance of shares of shares of Common Stock, warrants to purchase shares of Common Stock and/or other equity securities to other parties as contemplated or required by the terms of a Government Financing.

2. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

3. Effect of This Amendment. This Amendment is made a part of the Warrant. Except as otherwise expressly provided herein, the Warrant is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Warrant shall mean the Warrant as modified by this Amendment. Any reference to the Warrant contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Warrant as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Warrant” or “the date hereof”, wherever used in the Warrant, as modified by this Amendment, shall mean March 13, 2025.

4. Other Provisions. Section 5(e) (Jurisdiction), Section 5(g) (Nonwaiver and Expenses), Section 5(k) (Successors and Assigns), Section 5(l) (Amendment), Section 5(m) (Severability) and Section 5(n) (Headings) of the Warrant are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

USA RARE EARTH, INC.

By:
Name:
Title:

[Company Signature Page to Amendment to Warrant]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

WARRANT HOLDER

By:
Name:
Title:

[Warrant Holder Signature Page to Amendment to Warrant]

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